Ex. 16.1

January 8, 2018

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We are currently principal accountants for Jamba, Inc. and, under the date of March 14, 2016, we reported on the consolidated financial statements of Jamba, Inc. as of and for the years ended December 29, 2015 and December 30, 2014 and the effectiveness of internal control over financial reporting as of December 29, 2015. On January 2, 2018, we were notified that Jamba, Inc. engaged Whitley Penn LLP as its principal accountant for the year ending January 2, 2018 and that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of Jamba, Inc.’s consolidated financial statements as of and for the year ended January 3, 2017, and the effectiveness of internal control over financial reporting as of January 3, 2017, and the issuance of our reports thereon. We have read Jamba, Inc.’s statements included under Item 4.01 of its Form 8-K dated January 8, 2018, and we agree with such statements, except that we are not in a position to agree or disagree with: 1) Jamba, Inc.’s statement that the change was approved by the Audit Committee of the Company’s Board of Directors; 2) Jamba, Inc.’s statement that it has appointed Whitley Penn LLP as the Company’s new independent registered public accounting firm and stated reason for changing principal accounting firms, and 3) Jamba Inc.’s statement that Whitley Penn LLP were not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on Jamba, Inc.’s consolidated financial statements, or the effectiveness of internal control over financial reporting.

Very truly yours,

/s/ KPMG LLP